Exhibit 10.5

LICENCE AGREEMENT

This Agreement is made the 21 day of December 2001

Between

Stellar  International Inc.

204 Oxford Street West

London, Ontario N6H 1S4

Canada

- hereinafter referred to as "Stellar" –

and

G. Pohl-Boskamp GmbH & Co.

Kieler Strasse 11

25551 Hohenlockstedt

Germany

- hereinafter referred to as "Pohl-Boskamp" –

WHEREAS Stellar has developed and owns methods and technical know-how relating to the manufacture and use of certain proprietary products, including Uracyst-S, a sterile 0.2% sodium chondroitin sulphate solution, Uracyst-S Concentrate Single Dose, a sterile 2.0% sodium chondroitin sulphate solution Uracyst-S Concentrate Multidose, a sterile 2.0% sodium chondroitin sulphate solution and the Uracyst-S Test Kit, comprising Uracyst-S and Solution K, a 3.0% potassium chloride solution for treatment of certain forms of Interstitial Cystitis and non-common cystitis;

AND WHEREAS Stellar has been issued a patent in the United States (patent pending in Canada) for the use of the Uracyst-S Test Kit and the Uracyst-S treatment;

AND WHEREAS Stellar owns certain trade names, trademarks, logos, emblems and indicia of origin which are used in association with Uracyst-S, Uracyst-S Concentrate Single Dose, Uracyst-S Concentrate Multidose and the Uracyst-S Test Kit;

AND WHEREAS Pohl-Boskamp is desirous of obtaining from Stellar the methods and technical know-how and the right and licence to manufacture, market and sell the Products (as such term is hereinafter defined) in the Territory (as such term is hereinafter defined) under the Proprietary Mark (as such term is hereinafter defined), upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree with each other as follows:

Definitions

Where used in this Agreement or in any appendixes hereto, the following terms shall have the following meanings:

"Affiliates" has the meaning ascribed thereto in the Business Corporations Act (Ontario), as amended from time to time;

"Documents" means, collectively, all books, pamphlets, bulletins, memoranda, letters, notices or  other publications or documents prepared by or on behalf of Stellar for use by Pohl-Boskamp, setting forth information, formulae, production specifications, advice, standards, requirements, operating procedures, instructions or policies relating to the Products including the "Technical Documentation of URACYST®-S, URACYST®-S Concentrate Single Dose, URACYST® Concentrate Multidose and URACYST®-S Test Kit"  attached to this Agreement as Appendix 1;

"Improvements" means any future innovations, inventions, designs, plans, drawings, specifications, techniques, data and technical information relevant to the manufacture, use (indications) or sale of the Products, including, but not limited to, combinations with various active ingredients, modified active compounds, modified packaging, regardless of whether or not these products will be medical devices or medical drugs;

"Interest Rate" means the commercial lending rate of interest which Stellar's bankers quote in London, Ontario, Canada from time to time as the reference rate of interest (commonly known as "prime") for the purposes of determining the rate of interest that it charges to its commercial residents for loans in Canadian funds, plus four percent (4%);

"Methods and Technical Know-How" means all information, knowledge and experience of a technical and commercial nature, including trade secrets, the Specifications, the Documents, information and data relating to techniques for, methods of or practices in the manufacture, use and sale of the Products;

"Net Sales" means the gross amount invoiced by Pohl-Boskamp, its Affiliates and its sublicencees on sales of the Products in the Territory and all other receipts or receivables whatsoever generated from or arising, directly or indirectly, from the marketing or sale of the Products less (i) the amount of any credit or rebate granted by Pohl-Boskamp, its Affiliates or its sublicencees, and (ii) the amount of the refund or credit given in respect of any Products returned or exchanged to Pohl-Boskamp, its Affiliates or its sublicencees or for which an allowance is given for unreturned defective Products, provided that the selling price thereof was originally recorded as Net Sales.  For greater certainty, there shall be no deduction for uncollected or uncollectible accounts and no allowances made for bad debts;

"Products" means, collectively, Uracyst-S, a sterile 0.2% sodium chondroitin sulphate solution, Uracyst-S Concentrate Single Dose, a sterile 2.0% sodium chondroitin sulfate solution, Uracyst-S Concentrate Multidose, a sterile 2.0% sodium chondroitin sulfate solution, and the Uracyst-S Test Kit, comprising Uracyst-S and Solution K, a 3.0% potassium chloride solution, and such related products as stipulated in the Improvements;

"Proprietary Mark" means the trade mark "Uracyst" registered in Canada with No. TMA486693

"Specifications" means all specifications, applications, criteria, qualities, requirements and all other information connection with the manufacturing, use, marketing and/or sale of the Products published, promulgated or conveyed by or on behalf of Stellar to Pohl-Boskamp in any manner whatsoever, including any manual, specification booklet, letter, notice, memorandum or other written from, from time to time; and

Territory" means the countries of:

(a)

Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and United Kingdom (Member States of the European Union) as well as the Isle of Man, Channel Islands, Andorra, Monaco, San Marino,

(b)

Iceland, Liechtenstein, Norway (Member States of the European Economic Area) and Switzerland (Member States of the EFTA (European Free Trade Association)), and

(c)

Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovakia, Hungary, Rumania, Bulgaria, Turkey, Malta, Cyprus, Yugoslavia, Slovenia, Croatia, Bosnia-Herzegovina, Macedonia (prospective members of the European Union).

Methods and Technical Know-How and Grant of Licences

2.1     Subject to the provisions of this Agreement and for the term hereinafter specified, Stellar hereby covenants and agrees to provide Pohl-Boskamp with the Methods and Technical Know-How necessary to enable Pohl-Boskamp to manufacture the Products or commission the production of the same by a third party.

2.2     Subject to the provisions of this Agreement and for the term hereinafter specified, Stellar hereby grants to Pohl-Boskamp the exclusive right and licence to use the Methods and Technical Know-How for the purposes of manufacturing, marketing and selling the Products in the Territory.

2.3

Pohl-Boskamp may grant sublicences to third parties in order to manufacture, market, distribute and sell Products in the Territory, upon compliance with the following conditions:

a)

the licences granted to such sublicencees are not inconsistent with the licences granted to Pohl-Boskamp hereunder;

b)

with respect to the marketing, distribution and sale of the Products, Pohl-Boskamp provides Stellar with prompt written notice setting forth the name and address of any third party licencee together with details as to what Pohl-Boskamp has licenced to such third party; and

c)

each sublicencee executes a written agreement in favour of Pohl-Boskamp which contains confidentiality provisions on the same terms as set forth in §10 herein.

2.4

Stellar grants to Pohl-Boskamp the exclusive right and licence to use the Proprietary Mark in connection with the marketing and sale of the Products within the Territory.

2.5

Subject to the provisions of this Agreement and for the term hereinafter specified, Pohl-Boskamp shall not, directly or indirectly, manufacture, distribute, sell, solicit orders for the Products outside of the Territory.

Use of the Proprietary Mark

3.1

Stellar confirms that, as at the date of this Agreement, the Propriety Mark has been registered in Canada and that applications have been filed in respect of registration of the Proprietary Mark in the U.S. and the Territory.  Stellar shall use reasonable efforts at its own expense to obtain the registration of the Propriety Mark in the Territory.  Pohl-Boskamp confirms that all right, title and interest in the Propriety Mark or related to the Propriety Mark is and shall remain the sole property of Stellar and this Agreement shall not operate to convey any interest in the Propriety Mark to Pohl-Boskamp, save and except as provided for in Section 2.4.  In the event that, for whatsoever reason, the application for registration of the Proprietary Mark in one or more countries in Territory is not obtained, provided that Pohl-Boskamp has actively promoted the sale of the Products in such country or countries, upon the request of Pohl-Boskamp, Stellar shall apply for registration of a further proprietary mark for the Products at its own expense. The further propriety mark shall be mutually agreed between Stellar and Pohl-Boskamp, acting reasonably. Pohl-Boskamp confirms that all right, title and interest in the further propriety mark shall remain the sole property of Stellar and this Agreement shall not operate to convey any interest in the propriety mark to Pohl-Boskamp, save and except as provided for in Section 2.4.

3.2

Pohl-Boskamp shall include the Propriety Mark on all packages of the Products and any and all marketing materials issued by or on behalf of Pohl-Boskamp and related to the Products (including, but not limited to, literature, price listings, sales folders and scientific brochures).  Pohl-Boskamp shall make use of the Propriety Mark in all activities related to the marketing, sale and distribution of the Product. The Propriety Mark as used by Pohl-Boskamp shall comply with the form of the Propriety Mark as registered and shall only be used by Pohl-Boskamp in connection with the marketing and sale of the Products in the Territory.

3.3

Pohl-Boskamp shall co-operate with and render all reasonable assistance to Stellar in protecting Stellar’s interest in the Propriety Mark in the Territory.

Initial Licence Fee, Royalties and Expenses

4.1

In consideration of the rights granted to it by Stellar pursuant to the provisions of §2, Pohl-Boskamp agrees to pay Stellar a non-recurring, non-refundable (otherwise than stipulated in Section 4.2) licence fee of six hundred thousand Canadian dollars ($600,000), payable as follows:

a)

three hundred thousand dollars ($300,000), upon execution of this Agreement by the parties; and

b)

the balance of three hundred thousand dollars ($300,000), upon the date of issuance by Pohl-Boskamp of an invoice in respect of its first sale of the Products.

4.2

In consideration of the rights granted to it by Stellar pursuant to the provisions of §2, Pohl-Boskamp shall pay to Stellar during the term of this Agreement and any renewal thereof, a royalty equal to seventeen and one-half percent (17.5%) of Net Sales for each calendar month quarter, to be payable in arrears on or before the forty-fifth (45th) day of each quarter with respect to Net Sales in the preceding quarter.  Notwithstanding the preceding sentence, until such time as there are Net Sales aggregating three million dollars ($3,000,000), only seven and one-half percent (7.5%) of the seventeen and one-half percent (17.5%) royalty shall be paid to Stellar with the balance of ten percent (10%) of the royalty being credited against the licence fee referred to in subsection 4.1(b).

4.3

All amounts due by Pohl-Boskamp, its Affiliates and its sublicencees from time to time and any other amounts owed to Stellar by Pohl-Boskamp, its Affiliates and its sublicencees pursuant to this Agreement or otherwise shall bear interest after the due date at the Interest Rate, calculated and payable weekly, not in advance, both before and after default or expiration or termination of this Agreement for any reason whatsoever, with interest on overdue interest at the aforesaid rate. The acceptance of any interest payment shall not be construed as a waiver by Stellar of its rights in respect of the default giving rise to such payment and shall be without prejudice to Stellar's right to terminate this Agreement in respect of such default.

4.4

All expenses incurred by Pohl-Boskamp in the manufacturing, marketing and sale of the Products and in carrying out its obligations under this Agreement shall be for the account of Pohl-Boskamp.  All expenses incurred by Stellar in connection with the supply of ongoing Methods and Technical Know-How as referred to under subsection (b) of §8 (exclusive of reasonable travel and accommodation expenses) shall be paid by Stellar.

Reports, Audits and Inspection

5.1

Pohl-Boskamp shall furnish to Stellar by the forty-fifth (45th) day of each calendar quarter during the term of this Agreement, a report of the Net Sales for the preceding quarter, signed and verified by an officer of Pohl-Boskamp.

5.2

Pohl-Boskamp, its Affiliates and sublicencees shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Stellar as royalties hereunder.  Such books of account shall be kept at Pohl-Boskamp's principal place of business or the principal place of business of the appropriate Affiliate or sublicencee of Pohl-Boskamp to which this Agreement relates. Such books and the supporting data shall be open for inspection by Stellar’s third party representatives, at all reasonable times and upon reasonable written notice but at least fourteen (14) days in advance during the term of this Agreement and for a period of two (2) years after the termination of this Agreement for any reason, for the purpose of verifying Pohl-Boskamp's Net Sales reports; provided, however, that such examination shall not take place more often twice each calendar year.  In the event that any such inspection reveals a deficiency in excess of (5%) of the reported royalty for the period covered by the inspection, Pohl-Boskamp shall promptly pay Stellar the deficiency, plus interest at the Interest Rate from the date when such amounts should have been paid, and shall reimburse Stellar for the fees and expenses, if any, paid to Stellar's representative in connection with their inspection.  In the event that any such inspection reveals a deficiency of less than (5%) of the reported royalty for the period covered by the inspection, Pohl-Boskamp shall promptly pay Stellar the deficiency and Stellar shall bear the fees and expenses, if any, paid to Stellar's representative in connection with their inspection.

Representations and Warrants of Stellar

Stellar hereby represents and warrants to and in favour of Pohl-Boskamp as follows:

a)

Stellar is a corporation duly incorporated validly subsisting under the laws of the Province of Ontario, Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

b)

this Agreement has each been duly authorized, executed and delivered by Stellar and is a legal, valid and binding obligation of Stellar; and

c)

Stellar has the right to enter into this Agreement and to grant to Pohl-Boskamp the licencing arrangements outlined herein.

d)

Stellar hereby represents and warrants that as of the date of this Agreement (i) to the best of its knowledge, the use or practice of the Methods and Technical Know-How does not infringe any patent right owned by any third party in the Territory, (ii) Stellar is the sole record and beneficial owner of the Methods and Technical Know-How and (iii) Stellar has not granted any other licences or rights of any kind in the Methods and Technical Know-How to any third party in the Territory.

The parties acknowledge that, except as otherwise expressly set forth in this Agreement, Stellar does not warrant the actual enforceability of any patent or patent application which may be a part of the Methods and Technical Know-How nor does Stellar warrant or covenant as to the commercial viability or success of the Products.

Obligations of Pohl-Boskamp

Pohl-Boskamp shall use reasonable efforts to market and sell the Products throughout the Territory during the term of this Agreement.  In this regard, Pohl-Boskamp agrees to:

a)

to manufacture, or caused to be manufactured, the Products in accordance with all applicable laws (including, without limitation, Council Directive 90/385/EEC of 20 June 1990 and  Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as the same may be amended or replaced from time to time) and the Specifications in accordance with the certification by the notified body;

b)

comply with all federal, state, provincial and local laws and regulations relating to the manufacture, marketing and sale of the Products within the Territory and to obtain any and all required permits, certificates and licences in connection with the foregoing;

c)

allow Stellar to conduct quality compliance inspection/audit at the manufacturing, testing, storage and quality control sites when requested by Stellar at Stellar’s cost;

d)

manufacture, market and sell the Products in accordance with the Specifications, and at a retail selling price for Uracyst-S single dosage forms of not less than 15 (fifteen) Euros excluded VAT;

e)

ensure that commercially reasonable promotional efforts are made in respect of the Products in the Territory and to maintain an adequate marketing and sales force in connection with the sale of the Products, at the expense of Pohl-Boskamp;

f)

co-operate fully in providing Stellar with a reasonable amount of samples of the Products being produced by Pohl-Boskamp from time to time but not more often than twice a year upon reasonable request by Stellar;

g)

package, label and deliver the Products in accordance with the Specifications and applicable standards in the Territory in compliance with the laws of the Territory;

h)

maintain adequate manufacturing, sales and warehouse facilities and sufficient stock of the Products to ensure prompt delivery and service to customers of Pohl-Boskamp in the Territory;

i)

display the Proprietary Mark and other identifying logos with respect to the Products, as stipulated in Section 3.2; and

j)

communicate to Stellar all Improvements which it may discover, make or develop with respect to the Products.  Pohl-Boskamp shall be free to utilize such Improvements in the manufacturing and marketing of the Products without the prior written consent of Stellar. Such Improvements shall thereupon become the property of Pohl-Boskamp.  Pohl-Boskamp will provide Stellar, at no cost to Stellar, these Improvements to the Products.

Obligations of Stellar

During the term of this Agreement, Stellar agrees to:

a)

assist Pohl-Boskamp in the manufacture, start-up, sales and service of the Products by transmitting to Pohl-Boskamp such information reasonably required by it for such manufacture, start-up, sales and service as is available to Stellar, including copies of the Documents.  This information shall include the Specifications and the Methods and Technical Know-How;

 b)

upon reasonable notice from Pohl-Boskamp and taking into account Stellar's other requirements and commitments for its key personnel, furnish to Pohl-Boskamp such continuing technical assistance and guidance as is from time to time reasonably required by Pohl-Boskamp; and

 c)

use reasonable efforts to develop Improvements on the basis of the Methods and Technical Know-How and use reasonable efforts to acquire patent protection with respect to the Products in the Territory.  In the event that Stellar should acquire patent protection in this regard or submit additional patent applications, it shall also exclusively grant these patent rights to Pohl-Boskamp for the Territory subject to the terms of this Agreement, but without any additional initial licence payments.  Stellar shall bear all the costs of submitting patent applications in the Territory and of acquiring and maintaining the patents.  Stellar shall undertake to refrain from selling the Methods and Technical Know-How and Improvements for the Territory to any third party and also from granting any third party the rights to the Methods and Technical Know-How and Improvements for the Territory during the term of this Agreement. In the event that a third party should attempt to submit patent applications in the Territory pertaining to the Products or the Improvements, Stellar shall use reasonable efforts to counter such patent applications, with the objective being to thwart the same and enable Pohl-Boskamp to continue marketing these medical products.  The same shall apply insofar as patents have already been issued to third parties.

d)

In the event that trademark protection for the  Proprietary Mark in the Territory is obtained, Stellar shall use reasonable efforts to defend the mark against any registrations of any marks reasonably capable of being confused with the same by third parties in the Territory.

Within sixty (60) days following the second anniversary of the date of this Agreement, the parties agree to negotiate in good faith minimum sales targets in the Territory for the Products in respect of the remaining years of the term. Such mutually agreed upon sales targets shall be reduced to writing and appended to this Agreement as an appendix.

Notification of Side-Effects

In accordance with the provisions stipulated in Appendix 2 to this Agreement, both Stellar and Pohl-Boskamp shall undertake to promptly apprise each other of any side-effects occurring as a result of the use of the Products.

Confidentiality and Non-Competition

10.1

As it is used in this Agreement, in respect of one party, the term "Confidential Information", without limiting the generality of its generally accepted meaning, shall include the Documents, the Methods and Technical Know-How and all other information that is non-public, confidential or proprietary in nature disclosed by one party hereto to the other party or any of its directors, officers, employees, agents, consultants or representatives (collectively, the "Representatives") relating to the business of the disclosing party or its Affiliates, including information in respect of the disclosing party's or the disclosing party's Affiliates' operations, customers, business and marketing strategies and all financial, production, scientific and technical data, methodology, specifications, formulas, production and manufacturing procedures and standards, techniques, and all analyses, compilations, data, studies, reports or other documents prepared by the receiving party or any of its Representatives containing or based upon, in whole or in part, any such furnished information, whether in written, oral, electronic or other form, but shall not include:

a)

information which, by its nature, is intended for sales promotional purposes;

b)

information in the public domain at the time of the receiving party's receipt of that information from the disclosing party;

c)

information which, after the receiving party's receipt from the disclosing party, becomes a part of the public domain through no act or omission of the receiving party or any of its Representatives;

d)

information which the receiving party can show was lawfully within its knowledge or possession prior to its receipt from the disclosing party;

e)

information received in good faith by the receiving party from a third party, who to the knowledge of the receiving party was lawfully in possession of the information, and who was not under a contractual, legal or fiduciary obligation not to disclose the information;

f)

information developed by the receiving party or its Representatives without using any of the Confidential Information disclosed by the disclosing party; and

g)

information required by law to be disclosed by the receiving party.

10.2

Except to the extent that disclosure is reasonably required to discharge the obligations of the parties under this Agreement, each of the parties agrees that it will hold all Confidential Information in confidence and will not disclose any such Confidential Information to any person other than their respective Representatives whose duties justify their need to know the Confidential Information for the purposes of fulfilling their respective obligations under this Agreement, provided that the parties shall have first notified their respective Representatives of the obligations under this Agreement with respect to the Confidential Information and the restrictions on its use.  Each of the parties shall direct each of their respective Representatives to exercise a level of care sufficient to preserve the confidentiality of the Confidential Information and shall direct each such person to abide by the terms and conditions of this Agreement, and will take all reasonable steps, including the obtaining of suitable undertakings, to ensure that the Confidential Information is not disclosed by any of such person to any person or used in a manner contrary to this Agreement.

10.3

Each of the parties agrees that it shall not use any Confidential Information, directly or indirectly, for any purpose whatsoever other than to fulfill its obligations as defined herein, without first obtaining the prior written consent of the disclosing party.  Without limiting the generality of the foregoing, each of the parties agrees that it will not use any Confidential Information for any improper purpose.

10.4

Each of the parties acknowledges that the Confidential Information of the other party and any copies of the same shall remain the exclusive property of the disclosing party.

10.5

The provisions of this §10 shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement for any reason.

10.6

Without intending to limit the remedies available to Stellar, Pohl-Boskamp acknowledges that damages at law will be an insufficient remedy to Stellar in view of the irrevocable harm which will be suffered by Stellar if it violates the terms of this §10 and it hereby agrees that Stellar may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions

10.7

In consideration of Stellar entering into this Agreement, during the term of this Agreement and during the period of two (2) years following the date of expiration or termination of this Agreement for any reason whatsoever, Pohl-Boskamp and its Affiliates shall not, without the prior written consent of Stellar, either on their own account or for another person, directly or indirectly, deal with any products substantially similar to the Products in the Territory.

Term and Termination

11.1

a) Subject to subsection (b), the term of this Agreement shall commence on the date hereof and shall continue for a period of seven (7) years, unless earlier terminated pursuant to the provisions of this §11.

b) In the event that Stellar obtains patent rights for any Improvements in the Territory during the term of this Agreement (a "Patented Improvement"), this Agreement shall be effective in respect of such Patented Improvement for a period of ten (10) years from the date upon which (i) such Patented Improvement is first introduced in at least one country in the Territory, where such Patented Improvement is classified as a medical device by the applicable regulatory authorities in such country or countries, or (ii) the regulatory dossier in respect of such Patented Improvement is filed in at least one country in the Territory, where such Patented Improvement is classified as a medical drug by the applicable regulatory authorities in such country or countries, as the case may be.  In the event that this subsection 11.1(b) becomes applicable with respect to any Patented Improvement, upon the expiration of the ten (10) year term, this Agreement shall be automatically renewed thereafter solely with respect to such Patented Improvement on the same terms and conditions herein for a further term of five (5) years unless terminated by notice in writing delivered by courier from one party to the other at least one hundred and eighty (180) days prior to any such expiry date.

11.2

Either party shall be entitled at any time, by notice to the other, to terminate this Agreement immediately if the other party commits or permits a material breach or default of any of the provisions of this Agreement and fails to remedy or cure such breach or default within sixty (60) days after written notice delivered by courier of such breach has been received.

11.3

Stellar shall have the right to terminate this Agreement, without prejudice to the enforcement of any other legal right or remedy, immediately upon the occurrence of any of the following events:

a)

if default shall be made in the due and punctual payment of any amount payable under this Agreement when and as same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Pohl-Boskamp;

b)

if, without the prior written consent of Stellar, Pohl-Boskamp makes or purports to make a bulk sale of its assets; or

c)

if Pohl-Boskamp materially distorts any material information pertaining to its sales of the Product, or fails to maintain its records in a manner which permits a determination of Net Sales.

11.4

Upon termination of this Agreement by Stellar pursuant to the provisions of either Section 11.2 and/or 11.3 hereof or the expiration of this Agreement relating to a Patented Improvement pursuant to subsection 11.1(b), the following shall apply:

a)

Pohl-Boskamp shall immediately cease manufacturing, marketing and selling the Products (including, if applicable, any Patented Improvements) in the Territory, the use of the Methods and Technical Know-How and the Proprietary Mark (including any colourable imitations thereof) and any other designations or marks associating Pohl-Boskamp with Stellar or the Products. Pohl-Boskamp shall cease displaying and using all signs, stationery, letterheads, packaging, forms, marks, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects used from time to time in connection with the Products or containing or bearing the Proprietary Mark and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is associated with Stellar or the Products;

b)

Pohl-Boskamp shall have no further rights to manufacture, sub-licence, market, or sell, directly or indirectly, the Products (including, if applicable, any Patented Improvements);

c)

Pohl-Boskamp shall destroy any unsold Products (including, if applicable, any Patented Improvements) or, if permitted by Stellar, Pohl-Boskamp may sell all Products held in inventory or in the process of production at the time of such expiration or termination, provided that Pohl-Boskamp shall pay to Stellar all amounts which would have been required to be paid under this Agreement through the date of final sale of all Products.

11.5

Upon the expiration of the term of this Agreement pursuant to subsection 11.1(a) hereof, Pohl-Boskamp shall have a fully paid-up, royalty-free, non-exclusive license to manufacture, market and sell the Products in the Territory.  For the purposes of this Section 11.5, the term "Products" shall not include any Patented Improvements.

11.6

Upon the termination of this Agreement by Pohl-Boskamp pursuant to the provisions of Section 11.2 hereof, Pohl-Boskamp shall have a fully paid-up, royalty-free, exclusive license to manufacture, market and sell the Products (including, if applicable, any Patented Improvements, but solely for the life of the applicable patents) in the Territory.

Bankruptcy

12.1

The rights, privileges and licenses granted under this Agreement shall not be affected by a petition in bankruptcy or for the institution of composition or insolvency proceedings with respect to a party or if a trustee is appointed (a "Bankruptcy") so long as such party continues to fulfil its obligations hereunder. A Bankruptcy shall not entitle any party to terminate this Agreement.

12.2

In the event of a Bankruptcy of Stellar, and further provided that Stellar is not able to continue to fulfil its obligations under this Agreement, Stellar hereby assigns to Pohl-Boskamp all rights, privileges and licenses granted under §2, including, but not limited to, all rights and interests in connection with the Methods and Technical Know-How and any patent rights with respect to a Patented Improvement (on an exclusive basis), and Pohl-Boskamp accepts this assignment.

12.3

In the event of a Bankruptcy of Pohl-Boskamp and further provided that Pohl-Boskamp is not able to continue to fulfil its obligations under this Agreement, Stellar shall be entitled to use all approvals of Pohl-Boskamp for the manufacturing, marketing and selling of the Products in the Territory.

Insurance

13.1

Pohl-Boskamp shall, at its sole cost and expense, take out and keep in full force and effect throughout the term of this Agreement, such insurance coverage as required by applicable laws in Germany (product liability insurance), protecting as a named insured Pohl-Boskamp against loss or damage occurring in connection with the manufacture and sale of the Products by Pohl-Boskamp and its Affiliates.  All costs in connection with the placing and maintaining of such insurance shall be borne solely by Pohl-Boskamp. Pohl-Boskamp shall cause its sublicencees to take out and keep in full force and effect the term of this Agreement, such insurance coverage as required by applicable laws in the respective countries in the Territory (product liability insurance) protecting against loss or damage occurring in connection with the manufacture and sale of the Products.  All costs in connection with the placing and maintaining of such insurance of the sublicencees shall be borne solely by the sublicencees.

13.2

Copies of all policies or certificates of insurance of Pohl-Boskamp, shall be delivered promptly to Stellar by Pohl-Boskamp from time to time throughout the term of this Agreement.

Indemnification

14.1

Pohl-Boskamp shall defend, indemnify and hold harmless Stellar and its directors, officers, shareholders, employees and agents from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or property damage to a third party arising out of the use of the Products manufactured or marketed by any of Pohl-Boskamp, its Affiliates and its sublicencees insofar as any such claim for loss, liability and expense is based upon product liability or negligence of Pohl-Boskamp, its Affiliates or sublicencees in the manufacture or marketing of such Product, (ii) any breach, violation or non-performance on the part of Pohl-Boskamp and its sublicencees of any of the provisions of this Agreement, and (iii) any suit or proceeding brought against any of such persons insofar as such suit or proceeding is based on a claim that any additional technology, methods or compositions which have been incorporated into or made a part of the Products by Pohl-Boskamp constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Stellar or Pohl-Boskamp.  Stellar shall give Pohl-Boskamp prompt written notice of any such claim for which indemnity is sough hereunder.  Pohl-Boskamp shall be entitled to assume complete control of the defence of such claim.  Stellar shall render such assistance to Pohl-Boskamp as may be reasonably requested by Pohl-Boskamp and Pohl-Boskamp shall reimburse Stellar for its reasonable out-of-pocket expenses incurred in rendering such assistance.

14.2

Stellar shall defend, indemnify and hold harmless Pohl-Boskamp and its directors, officers, shareholders, employees and agents from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or damage arising out of the use of the Products manufactured or marketed by Stellar, its Affiliates or licencees provided the claim for such loss, liability and expense is based upon product liability or negligence of Stellar, its Affiliates or licencees in the manufacture or marketing of such Product, or (ii) any suit or proceeding brought against Pohl-Boskamp insofar as such suit or proceeding is based on a claim that the Methods and Technical Know-How or any Improvements (save to the extent that the Improvements concerned, or any part thereof, has been primarily developed by or on behalf of Pohl-Boskamp) constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Stellar or Pohl-Boskamp.  Pohl-Boskamp shall give Stellar prompt written notice of any such claim.  Stellar shall be entitled to assume complete control of the defence of such claim.

Pohl-Boskamp shall render such assistance to Stellar as may be reasonably requested by Stellar and Stellar shall reimburse Pohl-Boskamp for its reasonable out-of-pocket expenses incurred in rendering such assistance.

Force Majeure

15.1

The parties hereto shall not be liable for any damage if the performance of all or parts of this Agreement is hindered or prevented by causes beyond the performing party’s control and without its fault or negligence, including, but not limited to, acts of God or of public enemy, nuclear incidents, acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delays in transportation, boycotts, unusually severe weather and, riots, insurrections, revolutions, wars or other civil or military disturbances.

15.2

The provisions of this §15 shall not operate to excuse Pohl-Boskamp from the prompt payment of any royalties or other sums due to Stellar pursuant to the provisions of this Agreement.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject-matter herein contained, and its execution has not been induced by, nor do either of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.  This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by each of the parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or effect the rights of any party who has not given its consent as aforesaid. All previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are hereby cancelled and superseded, except for the Confidentiality Agreement dated as of October 26th, 2000 between the parties.

Notices

All notices, requests, demands or other communications made by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile transmission, addressed to such other party or delivered to such other party as follows:

If to Pohl-Boskamp:	G. Pohl-Boskamp GmbH & Co. Kieler Strasse 11 D-25551 Hohenlockstedt Federal Republic of Germany
Attention: General Manager Facsimile: 49 4826 59-108

If to Stellar:	Stellar International Inc. 82 Wellington Street South Suite 201 London, Ontario N6B 2K3 Canada
Attention: President Facsimile: (519) 434-4382

or to such other address as the addressee may have specified by a notice given under this provision.  Any such notice or other communication shall be deemed to have been given when received and, if sent by facsimile transmission, shall be deemed to have been given when the appropriate answerback is received.

Severability

Should any of the provisions of this Agreement be or become unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

Waiver

The failure at any time to require performance of any provision of this Agreement shall not affect the full right to require performance at any later time.  The waiver of a breach of any provision of this Agreement shall not constitute a waiver of the provision or of any succeeding breach.

No Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, and shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Partnership, Agency Denied

This Agreement does not and shall not be construed to create any partnership, joint venture or agency whatsoever as between the parties and neither party shall, by reason of any provision herein contained, be deemed to be the partner, joint venturer, agent or legal representative of the other nor shall either have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of the other party.

Headings

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

Currency

All monetary amounts stated in this Agreement are expressed in Canadian dollars.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the noon exchange rate announced by the Bank of Canada on the last business day of each calendar month of the quarterly period to which such royalty payments relate.

Applicable Law/Jurisdiction

24.1

This Agreement is construed in accordance with and shall exclusively be governed by the laws of England.

24.2

All disputes arising out of or relating to this Agreement shall be submitted to the exclusive jurisdiction of the courts of London, England.

Counterparts

This Agreement may be executed in two counterparts by original signature, all of which shall be treated as original documents and shall be equally valid and binding on the parties.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

G. Pohl-Boskamp GmbH & Co. By: /s/ Norbert Klapszus	Stellar International Inc. By: /s/ Peter Riehl
Norbert Klapszus Vice President – Legal Affairs	Peter Riehl President

By: /s/ Thomas Hoppner
Dr. Thomas Hoppner Director Business Development

Appendix 1

Appendix 2